Exhibit 3.13

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS FILED 09:00 AM 08/28/2001
010426146 - 3430605

CERTIFICATE OF FORMATION

OF

WIDEOPENWEST CLEVELAND, LLC

This Certificate of Formation of WideOpenWest Cleveland, LLC (the “LLC”) has been duly executed and is being filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Act (6 Del. C. § 18-101, et. seq.).

FIRST. The name of the limited liability company formed hereby is WideOpenWest Cleveland, LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate a, Formation as of this 28th day of August, 2001.

Thomas J. Moratti Authorized Person

CONSENT

I, Thomas J. Moratti, the Sole Incorporator of WideOpenWest Cleveland, Inc., a Delaware Corporation do hereby consent to the use of the corporate name of WideOpenWest Cleveland, LLC, a Delaware limited liability company.

Dated: August 28, 2001.

WIDEOPENWEST CLEVELAND, INC.

By:
Thomas J. Moratti Sole Incorporator